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                                                                    Exhibit 23.2


                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Washington Banking Company:


We consent to incorporation by reference in the registration statements (No. 333-57431 and No. 333-72436) on Form S-8 of Washington Banking Company of our report dated January 25, 2002, relating to the consolidated statement of financial condition of Washington Banking Company and subsidiary as of December 31, 2001, and the related consolidated statements of income, shareholders' equity, comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2001, which report appears in Washington Banking Company's Annual Report on Form 10-K for the year ended December 31, 2002.

                               /s/ KPMG LLP

Seattle, Washington
March 17, 2003